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                                                                    Exhibit 99.1

                                         Contact:  Mark E. Kaplan, Senior Vice
                                         President and CFO
                                         (304) 797-2091

                                         Contact:  Gregg Warren, Director
                                         Corporate Communications and
                                         Government Relations
                                         (304) 797-2828

                                         June 13, 2002

                                         FOR IMMEDIATE RELEASE

              WEIRTON STEEL COMPLETES MAJOR FINANCIAL RESTRUCTURING

         WEIRTON, W.VA. - Weirton Steel Corporation announced today the successful completion of the exchange offers relating to a total of approximately $300 million of three issues of its publicly held long-term debt, thus concluding its year-long financial and operational restructuring plan in a difficult industry environment. The Company expects to close the exchange offers on June 18, 2002.

         John H. Walker, President and CEO, noted: "Weirton Steel has executed its plan in the face of the most challenging operational, financial and political environment to have plagued the steel industry in recent history, including adverse market conditions due to a slowing U.S. economy. With the completion of its restructuring plan, the Company will now focus on fundamentally repositioning its business through strategic acquisitions and targeted investments in the tin mill and other higher margin value-added products. We would like to thank our employees, customers, suppliers and our financial stakeholders for the sacrifices they have all made during this process and for their continuing confidence in Weirton Steel. In addition, we greatly appreciate the continuing support that we have received from area governmental officials."

         The exchange offers were part of a broader restructuring plan initiated by the Company in mid-2001 which involved the close cooperation of the Independent Steelworkers Union and Weirton's vendors and creditors. The Company's restructuring plan was designed to improve near-term liquidity, lower its leverage, and obtain additional financial flexibility to permit the Company to refocus its business around higher margin value-added products. As a result, Weirton has significantly improved its liquidity by reducing annualized operating costs through


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renegotiated collective bargaining agreements, employment cost reductions and changes in operating practices by approximately $51 million, by negotiating improvements through its vendor/supplier programs by approximately $40 million, by increasing its borrowing availability through a new secured credit facility by approximately $35 million, and by reducing interest on its long-term debt for the next three years by approximately $27 million.

         As a result of the exchange offers, the Company will reduce leverage by approximately $115 million in indebtedness by exchanging $261 million of its outstanding debt for $146 million of new secured notes and shares of non-dividend paying Preferred Stock with a mandatory redemption price in 2013 of $48 million. The Company's annual cash interest obligation will be reduced by 84% from approximately $32 million to approximately $5 million per year through 2004.

         The Company offered to exchange up to $134.2 million in aggregate principal amount of new 10% Senior Secured Notes due 2008 and shares of new Series C Convertible Redeemable Preferred Stock for all of its outstanding unsecured 11 3/8% Senior Notes due 2004 and 10 3/4% Senior Notes due 2005. The City of Weirton offered, at the Company's request, to exchange all of its outstanding Series 1989 Pollution Control Revenue Refunding Bonds for its new Series 2002 Secured Pollution Control Revenue Refunding Bonds, which are secured on a parity with the Company's new Senior Secured Notes due 2008.

         The Company will accept valid tenders of approximately 87% of all outstanding notes and bonds, consisting of approximately 90% of the Senior Notes due 2004, 87% of the Senior Notes due 2005, and 81% of the Series 1989 Pollution Control Revenue Refunding Bonds. Together with its financial advisor, Lehman Brothers, who also served as Dealer Manager on the offers, the Company had negotiated an agreement and consent solicitation with an informal committee of noteholders representing 58% of the outstanding Senior Notes.

         Weirton Steel is a major integrated producer of flat rolled carbon steel with principal product lines consisting of tin mill products and sheet products. The Company is the second largest domestic producer of tin mill products with approximately 25% of the domestic market share.

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